UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

ERIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

(713) 797-2940
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy

On April 25, 2018 Erin Energy Corporation and certain of its subsidiaries (together “Erin Energy” or the “Company”), filed voluntary petitions under Chapter 11 of the United States Code (the "Code") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Court") to pursue a plan of reorganization (the "Reorganization Plan"). Copies of those petitions are included in this filing.

Erin Energy and its subsidiaries will continue to operate under the jurisdiction of the Court and in accordance with the applicable provisions of the Code and the orders of the Court. To ensure ordinary operations, Erin Energy is seeking approval from the Court for a variety of motions, including authority to maintain bank accounts and other customary relief. The Company is in the process of looking for a source of debtor in possession financing to provide it with the necessary working capital to continue its operations and move towards a successful Reorganization Plan.

Subject to the approval of the Court, the Company plans to file a Reorganization Plan with the Court in the near term with a goal to work expeditiously with all parties involved to put together a plan that will result in  Erin Energy’s emergence from Chapter 11 as soon as practically possible.

Item 9.01	Exhibits.

99.1	ERN Voluntary Petition for Non-Individuals Filing Bankruptcy
99.2	EEKL Voluntary Petition for Non-Individuals Filing Bankruptcy
99.3	EEL Voluntary Petition for Non-Individuals Filing Bankruptcy
99.4	EPNL Voluntary Petition for Non-Individuals Filing Bankruptcy

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERIN ENERGY CORPORATION

	By:	/s/ Heidi Wong
Heidi Wong Senior Vice President

Date: April 26, 2018